Here is Your
Allmerica Select
Insurance Policy

From Allmerica Financial
Life Insurance and
Annuity Company

Please Read it Carefully

This flexible premium variable life insurance policy is a legal contract between you (the owner) and Allmerica Financial Life Insurance and Annuity Company. If you pay the required premiums, we will pay your beneficiary the net death benefit when the person you are insuring dies.

You may change the amount of insurance as well as the payments you make. Except as otherwise provided in the paid-up insurance option, you may direct your net payments into an account that has a guaranteed minimum interest rate, and into as many as seven sub-accounts (if available) of an account that has a rate of return that will vary. These two accounts are called the Fixed and Variable Accounts.

The value of the Variable Account may increase or decrease according to its investment results. For more details, please see the Variable Account Policy Value provision on page 13.

The value in the Fixed Account will accumulate interest at a rate set by us which will not be less than 4% a year.

The amount of the death benefit, and the length of time this policy will remain in force may be variable or fixed as described in the Death Benefit provisions beginning on page 17 and the Policy Value provisions beginning on page 11.

Your Right to Examine
This Policy

You have the right to void this policy by returning it to our Principal Office at 440 Lincoln Street, Worcester, MA 01653, or to one of our authorized representatives on the latest of:

-     ten days after receiving it, or

-     45 days after you sign the application, or

-     ten days after we mail you the Notice of Withdrawal Right.

If you return the policy, it will be void from the date of its issue, and you will receive a refund equal to the total of:

- the difference between any payments made, including fees or other charges, and the amounts allocated to the Variable Account, and

- the value of the amounts in the Variable Account on the date the returned policy is received at our Principal Office, and

-     any fees or other charges imposed on amounts in the Variable Account.

/s/ Richard M Reilly
  President


/s/ [Illegible]
  Secretary

  Allmerica Financial Life Insurance
  and Annuity Company
  Home Office:      Dover, Delaware
  Principal Office: 440 Lincoln Street
                    Worcester, MA
                    01653


1027-95                               1

Table of Contents

Cover Page .............................................................   1
Specifications Page ....................................................   3
Riders/Endorsements ....................................................   3
Monthly Insurance Protection Charges ...................................   4
Important Definitions ..................................................   7
General Terms ..........................................................   8
Information About You and the Beneficiary ..............................   9
What You Should Know About the Premiums ................................  10
Information About the Value of Your Policy .............................  11
What You Should Know About the Variable Account ........................  13
What You Should Know About the Fixed Account ...........................  14
What You Should Know About Transfers ...................................  15
If You Want to Borrow from Your Policy .................................  16
Details on Surrenders and Partial Withdrawals ..........................  17
What You Should Know About the Death Benefit ...........................  18
Paid-Up Insurance Option ...............................................  20
Payment of Benefits ....................................................  21

Alphabetical Index

Addition, Deletion or Substitution of Investments                         14
Allocation of Payments                                                    11
Assignment                                                                 9
Basis of Value of Fixed Account                                           15
Beneficiary                                                                9
Death Benefit                                                             18
Decrease in Face Amount                                                   19
Entire Contract                                                            8
Fixed Account                                                             14
Fixed Account Policy Value                                                14
Foreclosure                                                               16
Grace Period                                                              10
Increase in Face Amount                                                   18
Lapse                                                                     10
Loans on Policy                                                           16
Misstatement of Age or Sex                                                 8
Monthly Insurance Protection Charge                                        5
Net Investment Factor                                                     13
Owner                                                                      9
Paid-Up Insurance Option                                                  20
Partial Withdrawals                                                       17
Payment Options                                                           21
Policy Value                                                              11
Postponement of Payment                                                   17
Preferred Loan Option                                                     16
Premiums                                                                  10
Protection of Benefits                                                     8
Reinstatement                                                             10
Right to Contest Policy                                                    8
Right to Examine                                                           1
Suicide Exclusion                                                          8
Surrender                                                                 17
Transfers                                                                 15
Valuation Dates and Periods                                               13
Variable Account                                                          13
Variable Account Policy Value                                             13


1027-95                               2

                              Important Definitions

Age means how old the insured is on the birthday closest to the policy anniversary.

Assignee is the person to whom you have transferred your ownership of this policy.

Company means Allmerica Financial Life Insurance and Annuity Company, also referred to as we, our, and us. Our telephone number is 1-800-366-1492.

Date of issue is stated on page 3. Policy months, years and anniversaries are measured from this date.

Evidence of insurability is the information, including medical information, that we use to decide the underwriting class for the person insured.

Face amount is the amount of insurance you elect to buy in the application or enrollment form. The face amount is shown on page 3 of the policy. The death benefit is based on the face amount; see the Net Death Benefit provisions beginning on page 18.

Final payment date is the policy anniversary nearest the insured's 95th birthday. No payments may be made by you after this date. The net death benefit after this date will equal the policy value minus any outstanding loan.

Insurance protection amount is the death benefit minus the policy value.

Monthly insurance protection charge is the amount of money we deduct from the policy value each month to pay for the insurance and any riders; see pages 11 and l2 for more details.

Monthly processing date is the date on which the monthly insurance protection charge is deducted from the policy value. This date is shown on page 3.

Net payment is your payment to us less the payment expense charge shown on page
4.

Outstanding loan means all unpaid policy loans plus interest due or accrued on such loans.

Policy change means any change in the face amount, the underwriting class, the addition or deletion of a rider, or a change in the death benefit option.

Policy value is the sum of your values in the Variable Account and the Fixed Account.

Premium means a payment you must make to keep the policy in force.

Principal Office means our office located at 440 Lincoln Street, Worcester, Massachusetts 01653.

Pro rata refers to an allocation among the sub-accounts of the Variable Account and the Fixed Account. A pro-rata allocation will be in the same proportion that the policy value in each sub-account of the Variable Account and the policy value in the Fixed Account have to the total policy value.

Rider is an optional benefit which may be added to your policy for an additional charge.

Specification pages contain information specific to your policy, and are located after the Table of Contents in your policy.

Sub-accounts are subdivisions of the Variable Account investing exclusively in the shares of one or more Funds which you chose for your initial allocations.

Underwriting class means the insurance risk classification that we assign to the insured based on the information in the application or enrollment form and any other evidence of insurability we obtain. The insured's underwriting class affects the monthly insurance protection charge and the amount of the payments required to keep the policy in force.

Written request is a request you make in writing in a form which is satisfactory to us and which is filed at our Principal Office.

You or your means the owner of this policy as shown in the application or in the latest change filed with us.


Form 1027-95                          7

=================================General Terms==================================

Entire Contract: This policy, with a copy of the application or any enrollment form, and any endorsements attached to it, is the entire contract between you and us. The entire contract also includes: a copy of any application to increase the face amount or to change to a better underwriting class; any new specification pages; and any supplemental pages issued.

We assume that the information you and the insured provide in any application is accurate and complete to the best of your knowledge. If we contest this policy or deny a claim, we may use only the information you and the insured provided in an application or enrollment form. Our representatives are not permitted to change this policy or extend the time for paying premiums. Only our President, a Vice President or Secretary may change the provisions of this policy, and then only in writing.

Our Right to Contest the Policy is Limited: A contest is any action taken by us to cancel your insurance or deny a claim based on untrue or incomplete answers in your application. We cannot contest the initial face amount of the policy if it has been in force for two years from the date it is issued, and the insured is alive at the end of this two-year period.

If the face amount is increased or the underwriting class is changed at your request, we cannot contest the increase or change after it has been in force for two years from its effective date and the insured is alive.

Nonparticipating: No insurance dividends will be paid on this policy.

Adjustment of Cost Factors: We determine the monthly insurance protection charge and Fixed Account interest rates which are used to calculate the policy value, subject to the guarantees noted in this policy. Any changes in these charges and rates will be made by underwriting class only, and will be based on changes in our future expectations for such things as: our investment earnings, our expenses, life expectancy rates, and how many policyowners keep their policies.

Suicide Exclusion: If the insured, while sane or insane, commits suicide within two years of the date this policy is issued, we will not pay a death benefit. The beneficiary will receive only the total amount of payments made to us less any outstanding loan and amounts withdrawn. If the face amount is increased at your request, and then the insured commits suicide within two years, while sane or insane, we will not pay the increased amount. Instead the beneficiary will receive the administrative charge and monthly insurance protection charges paid for this increase, plus any net death benefit otherwise payable.

Misstatement of Age or Sex: If the insured's age or sex is not correctly stated, we will adjust the net death benefit we will pay. This amount will be:

-   the policy value, plus

- the insurance protection amount that would have been purchased by the last monthly insurance protection charge using the correct age and sex.

No adjustment will be made if:

-   the insured dies after the final payment date; or

-   the underwriting class is unisex and there has been a misstatement of sex.

Protection of Benefits: To the extent allowed by law, the benefits provided by this policy cannot be reached by the beneficiary's creditors. No beneficiary may assign, transfer, anticipate or encumber the policy value or benefit unless you give them this right.

Periodic Report: We will mail a report to you at your last known address at least once a year. This report will provide the following information:

-   death benefit;

-   policy values in each sub-account and in the Fixed Account;

-   the value of the policy if you surrender it;

- payments made by you and monthly insurance protection charges deducted by us since the last report; and

- outstanding loan, guideline premiums and any other information required by law.


Form 1027-95                           8

====================Information About You and the Beneficiary===================

Owner: The insured is the owner of this policy unless another person (which could include a trust, corporation, partnership, etc.) is named as owner in the application. The owner may change the ownership of this policy without the consent of any beneficiary. Whenever the face amount of insurance is increased, the insured must agree.

Assignment: You may change the ownership of this policy by sending us a written request. An absolute assignment will transfer ownership of the policy from you to another person called the assignee.

You may also assign this policy as collateral to a collateral assignee. The limitations on your ownership rights while a collateral assignment is in effect are specified in the assignment.

An assignment will take place only when the written request is recorded at our Principal Office. When recorded, it will take effect on the date you signed it. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We are not responsible for assuring that any assignment or any assignee's interest is valid.

Beneficiary: You name the beneficiary to receive the net death benefit. The beneficiary's interest will be affected by any assignment you make. If you assign this policy as collateral, all or a portion of the net death benefit will first be paid to the collateral assignee; any money left over from the amount due the assignee will go to those otherwise entitled to it.

Your choice of beneficiary may be revocable or irrevocable. You may change a revocable beneficiary at any time by written request; but an irrevocable beneficiary must agree to any change in writing. You will also need an irrevocable beneficiary's permission to exercise other rights and options granted by this policy. Unless you have asked otherwise, this policy's beneficiary will be revocable.

Any change of the beneficiary must be made while the insured is living. This change will take place on the date the request is signed, even if the insured is not living on the day we receive it. Any rights created by the change will be subject to any payments made, or actions taken, before we receive the written request.

If a beneficiary dies before the insured, his or her interest in this policy will pass to any surviving beneficiaries in proportion to their share in the net death benefit, unless you have requested otherwise. If all beneficiaries die before the insured, the net death benefit will pass to you or your estate.

Common Disaster Option: The common disaster option may be elected in the application or later by written request. If the common disaster option is in effect on the date of the insured's death, the beneficiary must be alive a certain number of days following the insured's date of death in order to be entitled to receive a benefit; otherwise we will pay the net death benefit as though the beneficiary died before the insured. The number of days which the beneficiary must live after the insured's death is selected by you when you elect the common disaster option.


Form 1027-95                           9

=====================What You Should Know About the Premiums====================

Premiums: This policy will not be in force until the first premium is paid to us. Additional payments may be made to us at any time before the final payment date or the date the paid-up insurance option is exercised. Payments must be sent either to our Principal Office or to our authorized representative. If you request it in writing, we will send you a signed receipt after payment. The payment amount which must be paid to keep the policy in force is described in the Grace Period and Policy Lapse provision.

Maximum Payment Limits: We may limit the amount you pay to us in any policy year. This limit will not be less than the guideline level premium; however, the sum of all payments made from the issue date, minus any partial withdrawals, may not be more than the greater of:

-   the guideline single premium, or

-   the sum of the guideline level premiums on the date of payment.

    The guideline premium amounts are shown on page 3. These premium limitations will not apply if they prevent you from paying us enough to keep the policy in force.

    Guideline premiums are determined according to rules in the federal tax law, and will be adjusted as that law changes.

    If the maximum payment limit applies to this policy, we will return any excess payment you have made.

Premium Grace Period and Policy Lapse: We will send you a notice if your payments are not enough to keep the policy in force. Your policy will continue for 62 days, which is the grace period.

The first day of the grace period is called the date of default. We will send the notice to your last known address, or to the person you name to receive this notice, showing the due date and the amount of premium you must pay to keep the policy in force.

The date when the grace period begins and the amount you must pay depends on how long the policy has been in force and whether there have been any increases in the face amount.

Beginning on the date this policy is issued or the effective date of any increase in the face amount, whichever is later, and continuing for the next 47 monthly processing dates, the grace period will begin when both of the following conditions occur:

- the surrender value is less than the amount needed to pay the next monthly insurance protection charge; and

- the sum of the payments made minus any outstanding loans, partial withdrawals and withdrawal charges since the latest of the following three dates:

    -  the date this policy is issued, or

    -  the effective date of any increase in the face amount, or

    - the date of any policy change which changes the minimum monthly payment,

       is less than the minimum monthly payment multiplied by the number of months which have elapsed since that date.

       Thereafter, the grace period will begin if the surrender value on a monthly processing date is less than the amount needed to pay the next monthly insurance protection charge plus any loan interest accrued.

       The minimum monthly payment, which is shown on page 4, will change if the policy is changed; it will be listed in new specification pages provided to you.

       The death benefit during the grace period will be reduced by any overdue charges. The policy will lapse if the amount shown in the notice remains unpaid at the end of the grace period. The policy terminates on the date of lapse.

Reinstatement: If this policy has lapsed or foreclosed for failure to pay loan interest, and has not been surrendered, it may be restored (called "reinstated" in this policy) within three years after the date of default or foreclosure. We will reinstate the policy on the monthly processing date following the day we receive all of the following items:

-   a written application for reinstatement,

- evidence of insurability showing the insured is insurable according to our underwriting rules, and

-   a payment large enough to keep the policy in force for two months.


Form 1027-95                           10

You may repay or reinstate any outstanding loan on the date of default or foreclosure.

Your reinstatement premium will be allocated to the Fixed Account until we approve your application, at which time we will transfer the reinstatement premium, plus accrued interest, as you directed in your last payment allocation request.

The policy value on the reinstatement date is:

- the net payment to reinstate the policy, including the interest earned from the date we received your payment; plus

- an amount equal to the policy value less any outstanding loan on the default date, to the extent that the outstanding loan is less than the surrender charge on the reinstatement date; less

-   the monthly insurance protection charge due on the reinstatement date.

The surrender charge on the reinstatement date is the charge which would have been in effect if the policy had remained in force from the date it was issued.

Reinstatement of Paid-Up Insurance: If this policy is in force as paid-up insurance and later terminates for failure to pay policy loan interest, the paid-up insurance may be reinstated during the insured's lifetime, but no more than three years after the date of foreclosure, by providing us with the following:

- evidence of insurability showing the insured is acceptable according to our underwriting rules; and

- payment or reinstatement of the outstanding loan on the date of the default. Interest is payable on this outstanding loan from the date of termination to the date of reinstatement at the interest rate of 8% per year.

The date of reinstatement is the later of the date we approve the reinstatement application or the date the payment required to reinstate this policy is received by us. The death benefit of the reinstated paid-up insurance will be the same as the death benefit on the date of termination.

===================Information About the Value of Your Policy===================

Net Payment and Allocation of New Payments: A net payment is a payment made to us reduced by the payment expense charge. This charge is based, in part, on local, state and federal taxes we must pay. We reserve the right to change the charge, which is shown on page 4, to reflect any changes in tax expenses.

Each net payment will be added to the policy value. The policy value consists of all the money in the Variable Account and the Fixed Account.

You may allocate the net payment to:

-   up to seven of the sub-accounts, if available, and

-   the Fixed Account.

Policy values may not be allocated to more than seven sub-accounts at any one time without our consent. All percentage allocations must be in whole numbers, with the total allocation to all selected accounts equalling 100%. A processing charge of up to $25 may be made for changing the premium allocation.

Allocation of Initial Payments: If you make a payment with your application or at any time before your right to examine the policy expires, we may put that net payment into the Money Market sub-account on the date we receive it at our Principal Office. We will transfer the policy value as you directed in your application, or by later request, no later than the expiration of the period during which you may exercise your right to examine the policy.

Monthly Insurance Protection Charge: Beginning on the date this policy is issued, and until the final payment date, we will deduct a monthly insurance protection charge from the policy value. Except as otherwise prescribed in the paid-up insurance option, you may choose a sub-account from which this monthly charge will be deducted. If you do not make a choice, we will deduct the charge pro rata. If the sub-account you choose does not have enough funds to cover the charge, we will deduct the charge as if you had not made any choice.


Form 1027-95                          11

Charges allocated to the Fixed Account will be deducted on a last-in, first-out basis. This means that we use the most recent payments to pay the fees.

The monthly insurance protection charge equals the sum of the charges that apply to:

-   the initial face amount, plus

-   each increase in the face amount, plus

-   any rider benefits.

We will determine the monthly insurance protection charge each month. Any changes in this charge will be made by underwriting class. If you decrease the face amount of the policy, we will adjust the monthly insurance protection charge according to the Benefit Change provision on page 19.

The monthly insurance protection charge for the initial face amount will not be more than (1) multiplied by (2) where:

  (1) is the insurance protection rate shown for the insured's age in the Table on page 5; and

  (2) is the initial face amount divided by 1,000.

For the purposes of this calculation, if the Level Death Benefit Option (see page 19) is in effect, the initial face amount will be reduced by the policy value, minus charges for rider benefits at the beginning of the month, but not less than zero.

If you increase the face amount, the monthly insurance protection charge will not be more than (3) multiplied by (4) where:

  (3) is the insurance protection rate applicable to the increased face amount for the insured's age and

  (4) is the amount of the increase in the face amount divided by 1,000.

For purposes of this calculation, if the Level Death Benefit Option is in effect and the policy value is higher than the initial face amount, the excess policy value, minus charges for rider benefits at the beginning of the month, will be used to reduce any increases in the face amount in the order in which the increases were issued.

If the death benefit is the "guideline minimum death benefit" required for the policy to qualify as life insurance under the federal tax law (see page 19), the monthly insurance protection charge for the portion of the death benefit which exceeds the face amount (i.e., initial face amount plus any increases) will not be higher than (5) multiplied by (6) divided by 1,000 where:

  (5) is the insurance protection rate applicable to the initial face amount;
      and

  (6) is the death benefit less:

    - the greater of the face amount or the policy value if the Level Death Benefit Option is in effect, or

    - the face amount plus the policy value, if the Adjustable Death Benefit Option (see page 17) is in effect.

Insurance Protection Rates: The cost of insurance rate includes an expense factor and a mortality factor. The expense factor covers a portion of our acquisition costs and administrative expenses. The mortality factor is based on the insured's

-   age,

-   sex (unless  this policy is issued in a unisex  class as indicated on page
    3), and

-   underwriting class.

The guaranteed rates are based on:

- the Commissioners 1980 Standard Ordinary Mortality Table, Male, Female, or Table B for unisex risks (Smoker or Non-Smoker versions of these tables are used if the insured is over 17 years of age on the date of issue), and

-   appropriate increases in such tables for rated risks.

The insurance protection rates actually charged will usually be lower than, and never will be higher than, the guaranteed rates. We will review the actual insurance protection rates for this policy whenever we change these rates for new policies. In any event, rates will be reviewed not more often than once each year, but not less than once in a five-year period.


Form 1027-95                          12

================What You Should Know About the Variable Account=================

Variable Account: The value of your policy will vary if it is funded through investments in the sub-accounts of the Variable Account. This account is separate from our Fixed Account. We have exclusive and absolute ownership and control of all assets, including those in the Variable Account. However, the portion of assets in the Variable Account equal to the reserves and liabilities of the policies which are supported by this account will not be charged with liabilities that come from any other business we conduct.

This account, which we established to support variable life insurance policies, is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the State of Delaware.

This account has several sub-accounts. Each sub-account invests its assets in a separate series of a registered investment company (called a "Fund"). We reserve the right, when the law allows, to change the name of the Variable Account or any of its sub-accounts. You will find a list in your application of the sub-accounts in which you first chose to invest.

Variable Account Policy Value: Policy value in the Money Market sub-account prior to the date of issue will be allocated to purchase units of the sub-accounts in accordance with your payment allocation no later than the expiration of the period during which you may exercise your right to examine the policy. Net payments made thereafter which are allocated to the sub-accounts will purchase additional units of the sub-accounts.

The number of units purchased in each sub-account is equal to the portion of the net payment allocated to the sub-account, divided by the value of the applicable unit as of the valuation date the payment is received at our Principal Office or on the date value is transferred to the sub-account from another sub-account or the Fixed Account.

The number of units will remain fixed unless (1) changed by a subsequent split of unit value, or (2) reduced because of a transfer, policy loan, partial withdrawal, partial withdrawal charge, transaction charge, monthly deduction, surrender or surrender charge allocated to the sub-account. Any transaction described in (2) will result in the cancellation of a number of units which are equal in value. On each valuation date we will value the assets of each sub-account in which there has been activity. The policy value in a sub-account at any time is equal to the number of units this policy then has in that sub-account multiplied by the sub-account's unit value. The value of a unit for any sub-account for any valuation period is determined by multiplying that sub-account's unit value for the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated. The unit value will reflect the investment advisory fee and other expenses incurred by the registered investment companies.

Net Investment Factor: This measures the investment performance of a sub-account during the valuation period that has just ended. This factor is equal to 1.00 plus the result from dividing (a) by (b) and subtracting (c) and (d) where:

   (a) is the investment income of the sub-account for the valuation period, plus capital gains, realized or unrealized, credited during the valuation period; minus capital losses, realized or unrealized, charged during the valuation period; adjusted for provisions made for taxes, if any;

   (b) is the value of that sub-account's assets at the beginning of the valuation period;

   (c) is a charge for mortality and expense risks in the valuation period equal to .65% on an annual basis of the sub-account's assets; this charge may be increased or decreased but will not exceed .80% on an annual basis. Expense and mortality results shall not adversely affect this maximum charge; and

   (d) is an administrative charge of .15% on an annual basis of the sub-account's assets, to be applied only during the first ten policy years. Expense and mortality results shall not adversely affect this maximum charge.

Since the net investment factor may be more or less than one, the unit value may increase or decrease. You bear the investment risk. We reserve the right (subject to any required regulatory approvals) to change the method we use to determine the net investment factor.

Valuation Dates and Periods: A valuation date is each day that the New York Stock Exchange (NYSE) is open for business and any other day in which there is enough trading in the Variable Account's underlying portfolio securities to materially affect the value of the Variable Account. A valuation period is the period between valuation dates.


Form 1027-95                          13

Addition, Deletion or Substitution of Investments: We may not change the investment policy of the Variable Account without the approval of the Insurance Commissioner of Delaware. This approval process is on file with the Commissioner of your state.

We reserve the right, subject to compliance with applicable law, to add to, delete from, or substitute for the shares of a Fund that are held by the Variable Account or that the Variable Account may purchase. We also reserve the right to eliminate the shares of any Fund if they are no longer available for investment, or if we believe investing more in any eligible Fund is no longer appropriate for the purposes of the Variable Account.

We will notify you before we substitute any of your shares in the Variable Account. However, this will not prevent the Variable Account from buying other shares of underlying securities for other series or classes of policies, or from permitting a conversion between series or classes of policies or contracts if holders request it.

We reserve the right to establish other sub-accounts, and to make them available to any class or series of policies as we think appropriate. Each new sub-account would invest in a new investment company or in shares of another open-end investment company. We also reserve the right eliminate or combine existing sub-accounts of the Variable Account and to transfer the assets between sub-accounts, when allowed by law.

If we make any substitutions or changes that we believe are necessary or appropriate, we may make changes in this policy by written notice to reflect the substitution or change. If we think it is in the best interests of our policy owners, we may operate the Variable Account as a management company under the Investment Company Act of 1940, or we may de-register it under that Act if the registration is no longer required. We may also combine it with other separate accounts.

Federal Taxes: If we must pay taxes on the Variable Account, we will charge you for that tax. Although the account is not now taxable, we reserve the right to make a charge for taxes if the account becomes taxable.

Splitting of Units: We reserve the right to split the value of a unit, either to increase or decrease the number of units. Any splitting of units will have no material effect on policy benefits.

==================What You Should Know About the Fixed Account==================

Fixed Account: The Fixed Account is a part of our General Account. The General Account consists of all assets owned by us, other than those in the Variable Account and other separate accounts. Except as limited by law, we have sole control over the investment of these General Account assets. You do not share directly in the investment experience of the General Account, but are allowed to allocate and transfer funds into the Fixed Account.

Fixed Account Interest Rates: The interest rate credited to policy value in the Fixed Account is set by us. We will review this interest rate from time to time, at least once a year. The following guarantees apply to money in the Fixed
Account:

- The interest rate in effect on the day we receive your payment at our Principal Office is guaranteed until the next policy anniversary unless you borrow money from that policy value.

- The interest rate in effect on the day funds are transferred from a sub-account of the Variable Account to the Fixed Account is guaranteed until the next policy anniversary unless you borrow from that policy value.

- The interest rate in effect on a policy anniversary is guaranteed for one year for those policy values in the Fixed Account on the policy anniversary so long as those values remain in the Fixed Account and are not borrowed.

- The interest rate we use for that portion of the policy value that equals the outstanding loan will be at least 6% per year. The interest rate will be higher if the policy qualifies under the Preferred Loan provision; see page 11.

      Fixed Account Policy Value: On each monthly processing date, the policy value of the Fixed Account is:

- the policy value in this account on the preceding monthly processing date increased by one month's interest, plus

- net payments received since the last monthly processing date which are allocated to the Fixed Account plus the interest accrued from the date the payment is received by us, plus


Form 1027-95                           14

- Variable Account policy value transferred to the Fixed Account from any sub-accounts since the preceding monthly processing date, increased by interest from the date the policy value is transferred, minus

- policy value transferred from the Fixed Account to a sub-account since the preceding monthly processing date and interest accrued on these transfers from the transfer date to the monthly processing date, minus

- partial withdrawals from the Fixed Account, partial withdrawal charges and withdrawal transaction charges since the last monthly processing date, interest accrued on these withdrawals, and charges from the withdrawal date to the monthly processing date, minus

- any transaction charges allocated to the Fixed Account for any changes in the face amount since the last monthly processing date and interest accrued on such charges to the monthly processing date, minus

- the portion of the monthly insurance protection charge allocated to the policy value in the Fixed Account.

During any policy month the Fixed Account policy value will be calculated on a consistent basis. In no event will the Fixed Account policy value be less than the guaranteed cash value shown in the Paid-Up Insurance Table after the paid-up option has been exercised.

Basis of Value of the Fixed Account: We base the minimum surrender value in the Fixed Account on the Commissioners 1980 Standard Ordinary Mortality Table, Male, Female or Table B for unisex risks (or appropriate increases in such tables for rated risks) with the interest at 4% each year, compounded annually; however, if the insured is over age 17 on the day of issue, the minimum surrender value is based on the Smoker or Non-Smoker versions of such tables. Actual policy values are based on interest and insurance protection rates that we set. We have filed a detailed description of the way we determine this value with the State Insurance Department. All values equal or exceed the minimums required by law in the state in which this policy is delivered.

======================What You Should Know About Transfers======================

While the policy is in force other than as paid-up insurance, you may transfer amounts between the Fixed Account and the sub-accounts or among sub-accounts, on request.

You may transfer, without charge, all or part of the policy value in the Variable Account to the Fixed Account once during the first 24 months after the policy is issued, and once during the first 24 months after you have increased the face amount in order to convert to a fixed-only product. If you do so, future payments will be allocated to the Fixed Account unless you specify otherwise. All other transfers are subject to the following rules, and will be permitted with our approval.

We will determine the minimum and maximum amounts that may be transferred according to the rules that are in effect at the time of the transfer.

We also reserve the right to limit the number of transfers that can be made in each policy year, and to set other reasonable rules controlling transfers.

If a transfer would reduce the policy value in a sub-account to less than the current minimum balance required for such accounts, we reserve the right to include the remaining value in the amount transferred.

You will not be charged for the first six transfers in a policy year, but a transfer charge of up to $25 may be made on each additional transfer. Any transfer charge will be deducted from the amount that is transferred. Transfers that result from a policy loan or repayment of a loan are not subject to these rules.


Form 1027-95                           15

=====================If You Want to Borrow from Your Policy=====================

This policy is the only security you need to borrow from it.

Amount You May Borrow: The total amount you may borrow is the loan value. Except as otherwise provided in the paid-up insurance option, the loan value in the first policy year is 75% of (a) minus (b) where:

    (a) is the policy value minus the surrender charge, and

    (b) is the monthly insurance protection charges and interest which will be due on the loan through the end of the policy year.

The loan value in the second policy year and any year after is 90% of the result of the policy value minus the surrender charge.

If you do not specify from which accounts you want to borrow, we will allocate the loan pro rata.

In order to secure the outstanding loan, we will transfer the policy value in each sub-account equal to the policy loan allocated to each sub-account to the Fixed Account.

Loan lnterest: You will pay interest on your loan at an annual rate of 8%. Interest accrues daily, and is payable at the end of each policy year. Any interest that is not paid on time will be added to the loan principal and bear interest at the same rate. If this makes the principal higher than the policy value in the Fixed Account, we will offset this shortfall by transferring funds from the sub-accounts to the Fixed Account. We will allocate the transferred amount pro rata among the sub-accounts in the same proportion that the value in each sub-account has to the total value in all of them.

Repaying the Outstanding Loan: You may repay the outstanding loan at any time before this policy lapses. When you repay it, we will transfer the policy value that is in the Fixed Account to the various sub-accounts and increase the value in them. You may tell us how to allocate repayments, but if you do not, we will allocate them according to the most recent payment allocation choices you have made. Loan repayments made to the Variable Account cannot be higher than the amounts you transferred from it to secure the outstanding loan.

Foreclosure: If at any time the amount of the outstanding loan is higher than the policy value, minus the surrender charge, we will terminate the policy. We will mail a notice of this termination to the last known address of you and any assignee. If the excess outstanding loan is not paid within 62 days after this notice is mailed, the policy will terminate with no value. You may reinstate this policy according to the Reinstatement provision on page 10.

Preferred Loan Option: This option is available to you, upon written request, after the first policy anniversary. It may be revoked by you at any time.

The preferred loan option is available during policy years 2-10 only if your policy value, minus the surrender charge, is $50,000 or more. The option applies to up to 10% of this amount. After the 10th year, the preferred loan option is available on all loans or on all or a part of the loan value as you request. The guaranteed annual interest rate credited to the policy value securing a preferred loan will be 8%.

If you do not elect, or if you revoke, the preferred loan option as to all or a portion of the outstanding debt, the interest rate credited on the outstanding debt, which is not a preferred loan, will be no less than 6%.


Form 1027-95                           16

==================Details on Surrender and Partial Withdrawals==================

Surrender: You may cancel this policy and receive its surrender value as long as the insured is living on the date we receive your written request in our Principal Office. The policy will be cancelled on that day. You may choose to receive the surrender value in a lump sum or under a benefit option.

Surrender Value: Except as otherwise provided in the paid-up insurance option, the surrender value equals the policy value minus the outstanding loan and surrender charges.

You will find the surrender charge for the initial face amount on page 4. Any changes in this charge when you increase or decrease the face amount will be shown in new specification pages.

Partial Withdrawals: Partial withdrawals are not allowed during the first policy year or if your policy is in force as paid-up insurance. After the first policy year, you may withdraw part of the surrender value on written request. Each withdrawal must be at least $500. We will deduct a 2% withdrawal transaction charge (maximum $25) from the policy value each time you make a partial withdrawal.

We also may deduct a withdrawal charge from the policy value. However, a portion of the partial withdrawal will not be subject to the withdrawal charge. This amount equals (a) minus (b), where:

    (a) is 10% of the policy value on the date we receive the written request at our Principal Office, and

    (b) is the total of the withdrawals (or portions of them) made in the same policy year which were exempt from the withdrawal charge.

We will charge you on the balance of the withdrawal, called the "excess withdrawal". This charge is calculated by multiplying the excess withdrawal amount by 5%. It never will exceed the surrender charge in effect on the withdrawal date.

Your policy's surrender charge will be reduced by any withdrawal charges. There will be no withdrawal charge if no surrender charge applies to the policy on the withdrawal date.

The partial withdrawal charge will decrease existing surrender charges in the following order:

-   first, the most recent increase's surrender charge,

- second, the next most recent increase's surrender charges in succession, and

-   last, the initial face amount's surrender charge.

If you elected the Level Death Benefit Option, the face amount and policy value will be reduced by the amount of the partial withdrawal, and the policy value will be further reduced by the partial withdrawal transaction and withdrawal charges. The face amount will be decreased in the following order:

- first, the most recent increase, second, the next most recent increases in succession, and

-   last, the initial face amount.

If you elected the Adjustable Death Benefit Option, the policy value will be reduced by the amount of the partial withdrawal, plus the partial withdrawal transaction and withdrawal charges.

We will not permit a partial withdrawal if it reduces the face amount to less than $40,000.

If you do not allocate a partial withdrawal and its charges among the Fixed Account and each sub-account, we will allocate that amount pro rata.

Postponement of Payment: We may postpone any transfer from the Variable Account, or payment of any amount payable on:

-   surrender,
-   partial withdrawal,
-   transfer,
-   policy loan, or
-   death of the insured.


Form 1027-95                          17

The postponement will continue during any period when:

- trading on the NYSE is restricted as determined by the SEC, or the NYSE is closed for days other than weekends and holidays, or

-   the SEC by order has permitted such suspension, or

- the SEC has determined that such an emergency exists that disposal of portfolio securities or valuation of assets is not reasonably practical.

We may also postpone any transfer from the Fixed Account or payment of any portion of the amount payable on surrender, partial withdrawal or policy loan from the Fixed Account for not more than six months from the day we receive your written request and, if it is required, your policy. If we postpone those payments for 30 days or more, the amount postponed will earn interest during that period of not less than 3% per year or such higher rate as required by law. We will not postpone payments to pay premiums on our policies.

==================What You Should Know About the Death Benefit==================

Net Death Benefit: If the insured dies before age 95, we will pay the net death benefit. The amount of the net death benefit depends on which death benefit option is in effect on the date of death. Under the Level Death Benefit Option or the Adjustable Death Benefit Option (which are described later) we will deduct from the death benefit any outstanding loan, rider charges and monthly insurance protection charges due and unpaid through the policy month in which the insured dies, as well as any partial withdrawals and withdrawal charges.

If the insured dies after age 95 and the paid-up insurance option has not been exercised, we shall pay the policy value minus any outstanding loan. If the paid-up insurance option is in effect on the date of the insured's death, we will deduct any outstanding loan. We will pay interest from the date the insured dies to the date the net death benefit is paid. If you choose a lump sum payment, the interest rate will be at least 3% a year, or the minimum rate set by law, whichever is greater. If the Adjustable Death Benefit Option is in effect on the date of the insured's death, we will begin calculating interest on the policy value portion of the net death benefit on the date we receive a death certificate.

                            Minimum Sum Insured Table
--------------------------------------------------------------------------------
             Age          Percentage         Age        Percentage
--------------------------------------------------------------------------------
           thru 40           250%            60            130%
              41             243%            61            128%
              42             236%            62            126%
              43             229%            63            124%
              44             222%            64            122%
              45             215%            65            120%
              46             209%            66            119%
              47             203%            67            118%
              48             197%            68            117%
              49             191%            69            116%
              50             185%            70            115%
              51             178%            71            113%
              52             171%            72            111%
              53             164%            73            109%
              54             157%            74            107%
              55             150%         75thru90         105%
              56             146%            91            104%
              57             142%            92            103%
              58             138%            93            102%
              59             134%            94            101%
                                             95            100%
--------------------------------------------------------------------------------

Form 1027-95                          18

Required Minimum Amount of Death Benefit: In order to qualify as "life insurance" under the federal tax law, this policy must provide a minimum death benefit. This is called the "guideline minimum sum insured" in the tax code. This is calculated by multiplying the policy value by the percentage shown in the preceding Table. The guideline minimum sum insured varies by age. The amounts shown in the Table are determined according to federal tax law, and will be adjusted according to any changes in that law.

Death Benefit Options: You have two options for determining the amount of the death benefit. The option you elected in your application is shown on page 3. These options are not available if the policy is in force as paid-up insurance.

Under the Level Death Benefit Option, the death benefit is:

-     the face amount, or

- the guideline minimum sum insured, whichever is greater. Under the Adjustable Death Benefit Option, the death benefit is:

- the face amount plus the policy value on the date we receive proof of death (we will refund monthly insurance protection charges deducted from the policy value after the insured's date of death), or

-     the guideline minimum sum insured, whichever is greater.

You may change the death benefit option by making a written request. That change will be made on the next monthly processing date after we receive your request.

- If you change from the Level Death Benefit Option to the Adjustable Death Benefit Option, the face amount under the Adjustable Death Benefit Option will be equal to the death benefit under the Level Death Benefit Option, minus the policy value on the date of change.

- If you change from the Adjustable Death Benefit Option to the Level Death Benefit Option, the face amount will be equal to the death benefit under the Adjustable Death Benefit Option on the date of change.

You may not change your death benefit option more than once in any policy year, or if the change reduces the face amount to less than $40,000.

Benefit Change: You may increase or decrease the face amount of insurance if you make a written request during the insured's lifetime.

You may not change the face amount if it does not meet the minimum death benefit requirements set by federal tax law.

Increase: To increase the face amount:

- you must complete our application and provide us with evidence of insurability; and

-     the insured must be under our maximum issue age for new insurance; and

-     the insured must be approved by us according to our underwriting rules;
      and

- you must pay a $50 transaction charge, plus the amount which is necessary to keep the policy in force for two months if the surrender value is less than this amount.

This increased face amount will become effective on the first monthly processing date on, or following, the date that all the conditions are met. We will deduct the $50 transaction charge from the policy value on the effective date of increase. We will provide you new specification pages, including a Supplemental Insurance Protection Charge Table if the insured's underwriting class changes. These pages will include the following information:

-     effective date of the increase,

-     amount of the increase,

-     underwriting class,

-     new minimum monthly payment,

-     new guideline premiums, and

-     new surrender charges applicable to the entire policy.

We reserve the right to set a limit on the minimum amount of an increase in the face amount. No increase may be less than our minimum limit in effect on the date we receive your request.

You may return the new specification pages to us within ten days after receiving them, 45 days after you complete the "Application Form "which shows the amount of the increase, or ten days after we mail you the Notice of Withdrawal Right. If you return these pages, we will consider the increase void from the beginning. We will add the charges back to the contract value unless you request otherwise. We will also cancel any surrender charge for the increase.


Form 1027-95                         19

Decrease: You may decrease the face amount of the policy at any time. It will be effective on the first monthly processing date after we receive your written request. You must pay a $50 transaction charge.

The face amount will be decreased or eliminated in the following order:

-   first, the most recent increase,

-   second, the next most recent increases successively, and

-   last, the initial face amount.

    We will deduct a $50 transaction charge and a surrender charge from the policy value on the date of the decrease. The surrender charge will be the surrender charge for the face amounts which are decreased or eliminated in the order as noted above.

You may choose the sub-account from which these charges will be deducted; but if you do not choose, we will allocate the charges pro rata.

We will provide you with new specification pages. These pages will include the following information:

-   effective date of the decrease,

-   amount of the decrease and the face amount remaining in force,

-   new minimum monthly payment, if any,

-   new guideline premiums, and

-   new surrender charges applicable to the entire policy.

    You may not decrease the face amount to less than our minimum issue limit for this type of policy. We reserve the right to establish a minimum limit on the amount of any decrease.

============================Paid-Up Insurance Option============================

Benefit: This is insurance, usually having a reduced face amount, for the lifetime of the insured with no further premiums due. The amount of paid-up insurance is the amount that the surrender value can purchase for a net single premium at the insured's age and underwriting class on the date this option is exercised. The paid-up insurance death benefit may not exceed the death benefit in effect on the date this option is exercised. In the event that the surrender value exceeds the net single premium for the death benefit on the date this option is exercised, the excess surrender value will be paid to you.

Basis of Values: The policy value and net single premium of the paid-up insurance meet the minimum standards which are set by state law. The net single premium is based on the Commissioners 1980 Standard Ordinary Mortality Table, Smoker or Non-Smoker; Male, Female or Table B for unisex risks (or appropriate increases in such tables for non-standard risks). Interest will not be less than 4 1/2%. See page 6 for the table showing the guaranteed net single premiums per $1,000 of insurance.

Exercise of Option: The paid-up insurance option may be exercised by you on written request. Policy value in the Variable Account will be transferred to the Fixed Account on the date your written request to exercise this option is received in our Principal Office. We will issue supplemental specification pages that show the policy is paid up effective as of the monthly payment date following receipt of the written request. The supplemental specification pages will show:

-   the effective date of paid-up insurance;

-   the paid-up death benefit;

-   guaranteed cash surrender values; and

-   riders.

Effect on the Policy: After the policy becomes paid up, no further payments may be made by you. You may not increase or decrease the face amount. You may not make partial withdrawals or transfer funds to the Variable Account; however, you may make policy loans or surrender the policy for its net cash value. Riders will continue only with our consent.

The guaranteed cash value of the paid-up insurance equals the net single premium for the paid-up insurance at the insured's attained age. The net single premium is determined on the same basis as is used for the purchase price of the paid-up insurance. The net cash value is the cash value less any outstanding loan. The loan value of paid-up insurance is the amount that, with interest at 8% per year, equals the cash value of the paid-up policy as of the next policy anniversary.


Form 1027-95                          20

===============================Payment of Benefits==============================

Payment Options: Upon written request, the surrender value or all or part of the net death benefit may be placed under one or more of the payment options offered by us at the time the request is made. If you make no election, we will pay the benefit in a single sum. A certificate will be provided to the payee describing the payment option selected.

If a payment option is selected, the beneficiary, when filing proof of claim, may pay us any amount that otherwise would be deducted from the net death benefit.

The amounts payable under these options are paid from the General Account. The options are not based on the investment experience of the Variable Account.

The amount applied under any one option for any one payee must be at least $5,000. The periodic payment for any one payee must be at least $50.

Subject to the Owner and Beneficiary provisions, you may change any option selection before the net death benefit becomes payable. If you make no selection, the beneficiary may select an option when the proceeds become payable.


Form 1027-95                          21

Summary:

Flexible Premium Variable Life Insurance Policy.
Adjustable Sum Insured.
Death Proceeds Payable at Death of Insured.
Flexible Premiums Payable to the Final Premium Payment Date.
Coverage to the Final Premium Payment Date and Amount of Policy Value Not Guaranteed.
Nonparticipating.


Form 1027-95

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                         GUARANTEED DEATH BENEFIT RIDER

This rider is a part of the policy to which it is attached if it is listed in the specifications page. The rider is issued in consideration of the payment of the amount shown in the specifications page.

While this rider is in effect, the policy will not lapse if the following tests are met:

1. Within 48 months following the date this policy is issued and the effective date of issue of any increase in the face amount, the sum of your payments less any outstanding loans, partial withdrawals and withdrawal charges is greater than the minimum monthly payment multiplied by the number of months which have elapsed since that date; and

2. On each policy anniversary, (a) must exceed (b) where, since the date this policy was issued:

      (a) is the sum of your payments less any partial withdrawals, partial withdrawal charges and outstanding loan which is classified as a preferred loan; and

      (b) is the sum of the minimum guaranteed death benefit payments. The minimum guaranteed death benefit payment amount is shown on the specifications page or on a new specifications page in the event of a policy change. The minimum guaranteed death benefit payment will be prorated in any year in which there is a policy change.

If the policy values is less than the surrender charge on a monthly processing date, the monthly insurance protection charge will be deducted from the policy value. If the policy value is less than the monthly insurance protection charge, the entire policy value will be applied to this charge.

If this rider is in effect on the final payment date, a death benefit will be provided while this rider remains in force. The death benefit will be the face amount as of the final payment date or the policy value as of the date due proof of death is received by the Company, whichever is greater. Monthly insurance protection charges will not be deducted after the final payment date if the policy qualifies for the Guaranteed Death Benefit.

The Guaranteed Death Benefit will end and may not be reinstated on the first to occur of the following:

      1.    Foreclosure of an outstanding loan; or

      2. The date on which the sum of your payments does not meet or exceed the applicable Guaranteed Death Benefit test; or

      3. Any policy change that results in a negative guideline level premium; or

      4. The effective date of a change from the Adjustable Death Benefit Option to the Level Death Benefit Option if such change occurs within 5 policy years of the final payment date; or

      5. A request for a partial withdrawal or preferred loan is made after the final payment date.


Form 1099-97

It is possible that the policy value will not be sufficient to keep the policy in force on the first monthly processing date following the date this rider terminates. The net amount payble to keep the policy in force will never exceed the surrender charge plus three monthly deductions.

IN WITNESS WHEREOF, the Company has, by its President and Secretary, execeuted this rider at Worcester, Massachusetts on the date of issue of this rider.


/s/ Richard M. Reilly                          /s/ [Illegible]
    President                                      Secretary


Form 1099-97

            ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

====================== Other Insured Term Insurance Rider ======================

This rider is a part of the policy to which it is attached if it is shown in the specifications pages of the policy. The insured under the policy is the person referred to as the insured under this rider. "Other insured" refers to each person other than the insured who is insured under this rider.

=================================== Benefit ====================================

Benefit--We will provide term insurance on the life of each "other insured" for whom an "other insured" Specification Page is issued. We will pay the term insurance benefit upon receipt of due proof that an "other insured" died prior to his or her term insurance expiry date while this rider is in force. Unless otherwise requested, the term insurance benefit will be paid to you.

An Other Insured Schedule Page shows for each "other insured":

-     the name and age;

-     the adminstrative charge, if any;

-     the term insurance benefit;

-     the effective date of the term insurance; and

-     the term expiry date.

========================== Benefit Change Provisions ===========================

Change Provisions--You may change the amount of term insurance with respect to each "other insured" if such request is made:

-     during the lifetime of the "other insured"; and

-     on written request while this policy is in force.

Increase--To increase the amoount of term insurance, you and the "other insured" must complete the application and provide us with the following:

-     evidence of insurability;

-     the "other insured" must be under age 81; and

- the "other insured" must be approved by us according to our underwriting rules; and

- you must pay us a $50 transaction charge, plus the amount needed to keep the policy in force if the surrender value is less than this amount.

The increased amount of term insurance will become effective on the first monthly processing date on, or following, the date all the conditions are met. A supplemental Other Insured specifications page will be issued. This page will include the following information:

-     the name of the "other insured";

-     the effective date of the increased term insurance;

-     the amount of the increase in the term insurance; and

-     minimum monthly payment, guideline premiums and charges.

No increase may be less than the Company's minimum limit in effect on the date of the request.

Decrease--You may decrease the amount of term insurance on an "other insured" at any time. It will be effective on the monthly processing date after we receive your written reqest. Such term insurance will be decreased or eliminated in the following order:

-     first, the most recent increase;


Form 1088-95                         (Over)

-     second, the next most recent increases successively; and

-     last, the original amount of term insurance.

A supplemental Other Insured Specifications Page issued will include the following information:

-     the name of the "other insured";

-     the effective date of the decrease; and

-     the amount of the decrease and the benefit remaining in force.

Term insurance on an "other insured" may not be reduced to less than our minimum issue limit.

We reserve the right to establish a minimum limit for the amount of any decrease.

================================== Conversion ==================================

Conversion--You may convert the term insurance on the life of an "other insured" if such request is made:

-     prior to the "other insured's" age 71;

-     while the "other insured" is alive; and

-     while this rider is in force.

Evidence of insurability will not be required.

New Policy Description--The new policy will be a flexible premium variable life insurance policy. The new policy will be issued:

-     on the life of an "other insured" only;

- for the same underwriting class which applies to the "other insured" under this rider; and

- at the "other insured's" age and for the insurance protection rates in use on the date of issue of the new policy.

The date of issue of the new policy will be the monthly processing date following the date conversion is requested and the first premium is paid. Term insurance for the "other insured" ends when coverage under the new policy begins.

The net death benefit may not be less than our minimum issue limit. The net death benefit may not exceed the term insurance benefit in effect on the date conversion is requested.

Riders will be available on the new policy subject to evidence of insurability and our consent. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in this rider would have expired. The new policy will be subject to any assignments outstanding against this rider.

=================================== General ====================================

Owner--You are the owner of this rider. However, if you are the insured and at the time of your death there is no contingent owner named, each "other insured" will become the owner of the term insurance on his or her life.

Conversion Following Insured's Death--If the insured dies while the policy and rider are in force, the owner may convert any "other insured" insurance within 90 days after the insured's death.

Conversion is subject to the conversion provisions. Term insurance will continue on the life of each covered "other insured" during the conversion period. This term insurance will begin on the date of the insured's death and will end on the first to occur of:

-     the expiration of the conversion period; or

-     the date of issue of the conversion policy.


Form 1088-95

Our Right to Contest the Rider is Limited--We cannot contest the initial term insurance benefit if this rider has been in force for two years from the date it is issued, and the "other insured" is alive at the end of this two-year period.

If the term insurance benefit is increased or the underwriting class is changed at your request, we cannot contest the increase or change after it has been in force for two years from its effective date and the "other insured" is alive.

Suicide Exclusion--If an "other insured", while sane or insane, commits suicide within two years of the date this rider is issued, we will not pay a death benefit. The beneficiary will receive only the total amount of payments made to us for the term insurance on the life of the "other insured" who committed suicide. If the term insurance benefit is increased at your request, and then an "other insured" commits suicide within two years, while sane or insane, we will not pay the increased amount. Instead the beneficiary will receive the administrative charge and charges paid for this increase, plus any net death benefit otherwise payable.

Misstatement of Age--If the age of an "other insured" is not correctly stated, we will adjust the amount we will pay under this rider. The amount will be the term insurance benefit that would have been purchased by the last monthly payment charge for this rider using the correct age.

Charges--Charges for this rider are paid as a part of the monthly insurance protection charge due under the policy.

The maximum charges for each "other insured" are shown in each "Other Insured's" Specification Page or pages. There may be no more than five "other insureds" under this rider.

Termination--This rider will terminate on the first to occur of:

-     the end of the grace period of a premium in default; or

-     the termination or maturity of the policy; or

-     the monthly processing date following a request for termination.

Term insurance for each "other insured" will terminate on that "other insured's" term expiry date.

General--The specifications pages (page 3 or 3.1 of the policy) will show the date of issue of this rider.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                    Signed for the Company at Dover, Delaware


    /s/ [Illegible]                       /s/ Richard M. Reilly
        Secretary                             President


Form 1088-95

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

================ OPTION TO ACCELERATE DEATH BENEFITS ENDORSEMENT ===============

This rider is a part of the policy to which it is attached. The insured under this rider is the insured under the policy. This rider does not apply to any benefits provided by rider.

Benefit--While this rider is in force, you may elect to receive a portion of the net death benefit, called the "living benefit," prior to the insured's death under either the terminal illness option or the nursing home option, subject to the definitions, conditions and limitations in this endorsement. This option may only be exercised once.

Definitions--"Option amount" means that portion of the death benefit which you elect to apply under this option. The option amount must be at least $25,000 and may not exceed the lesser of:

-     one-half of the death benefit on the date the option is elected; or

- the amount that would reduce the face amount to our minimum issue limit for this policy; or

-     $250,000.

"Option percentage" is the option amount divided by the death benefit.

"Living benefit" is the option amount which has been reduced for interest and other factors. It is equal to the lump sum benefit under this rider, and is the amount used to determine the monthly benefit. The living benefit will not be less than the surrender value of the policy multiplied by the option percentage. The following factors will be used to calculate the living benefit:

-     age;

-     sex, unless the policy is issued on a unisex basis;

-     life expectancy;

-     policy value;

-     outstanding loan;

- rate of interest currently being credited to the Fixed Account including those values which are subject to outstanding loan;

-     face amount;

-     death benefit option;

-     current insurance protection charges;

-     administrative charges; and

-     an expense charge of $150.

An amount equal to the outstanding loan multiplied by the option percentage will be deducted from the living benefit. The remaining outstanding loan will continue in force.

The assumptions we use to calculate the living benefit may change from time to time. The factors used to compute the living benefit will be set and changed only prospectively; that is, based on changes in future expectations. We will not change these factors to recoup any prior losses or distribute past gains under the rider.

"Eligible nursing home" means an institution or special nursing unit of a hospital which meets at least one of the following requirements:

1.    it is Medicare - approved as a provider of skilled nursing care services;
      or

2. it is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located;

3.    it meets all the requirements listed below:

      - it is licensed as a nursing home by the state in which it is located;

      - its main function is to provide skilled, intermediate or custodial nursing care;

      - it is engaged in providing continuous room and board accommodations to 3 or more persons;

      - it is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

      -     it maintains a daily medical record of each patient; and

      -     it maintains control and records for all medications dispensed.

Institutions which primarily provide residential facilities are not eligible nursing homes.

"Proof of claim satisfactory to us" shall include:

- a request signed by the insured to disclose all facts concerning the insured's health;


Form 1089-95                            1

-     records of the attending physician, including a prognosis of the insured;
      and

- if we request, a medical examination of the insured at our expense conducted by a physician we choose.

Conditions--Upon written request you may elect to receive payment under one of the accelerated death benefit options subject to the following conditions:

-     the policy is in force;

- a written consent has been given by any collateral assignee, irrevocable beneficiary and the insured if you are not the insured; and

-     the insured qualifies for the option you elect.

Terminal Illness Option--If you provide proof of claim satisfactory to us that the insured's life expectancy is 12 months or less, you may elect to receive equal monthly payments for 12 months. For each $1,000 of living benefit, each payment will be at least $85.21. This assumes an annual interest rate of 5%.

If the insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments due under this rider calculated at the interest rate we use to determine those payments.

If you do not wish to receive monthly payments, you may elect to receive an amount equal to the living benefit in a lump sum.

Nursing Home Option--If (1) the insured is confined to an eligible nursing home and has been confined there continuously for the preceding six months; and (2) you provide proof of claim satisfactory to the us that the insured is expected to remain in the nursing home until death, you may elect level monthly payments for the number of years shown in the table that follows. For each $1,000 of living benefit, each payment will be at least the minimum amount shown in that table. The table assumes an annual interest rate of 5%.

If the insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments due under this rider calculated at the interest rate we use to determine those payments.

You may elect a longer payment period than that shown in the table. If you do, monthly payments will be reduced so that the present value of the monthly payments for the longer payment period is equal to the present value of the payments for the period shown in the table, calculated at an interest rate of at least 5%.


              MINIMUM MONTHLY
PAYMENT        PAYMENT FOR
PERIOD          EACH $1,000
IN YEARS     OF LIVING BENEFIT
     1             $85.21
     2             $43.64
     3             $29.80
     4             $22.89
     5             $18.74
     6             $15.99
     7             $14.02
     8             $12.56
     9             $11.42
    10             $10.51
    11             $ 9.77
    12             $ 9.16
    13             $ 8.64
    14             $ 8.20
    15             $ 7.82
    16             $ 7.49
    17             $ 7.20
    18             $ 6.94
    19             $ 6.71
    20             $ 6.51
    21             $ 6.33
    22             $ 6.17
    23             $ 6.02
    24             $ 5.88
    25             $ 5.76
    26             $ 5.65
    27             $ 5.54
    28             $ 5.45
    29             $ 5.36
    30             $ 5.28

We reserve the right to set a maximum monthly benefit, which will not be less than $5,000.

If you do not wish to receive monthly payments, you may elect to receive a single sum equal to the living benefit.


Form 1089-95                           2                   (Continued on page 3)

Effect on Policy--The policy's death benefit will be decreased by the option amount. Such decrease will be effective on the monthly payment processing date following the date of the written request. Existing insurance will be decreased or eliminated in the following order:

-     first, the most recent increase;

-     second, the next most recent increases successively; and

-     last, the initial face amount.

A surrender charge applicable to the decrease in the face amount will be waived. The amount of the charge which is waived will be:

- the surrender charge applicable to any increased face amount which is eliminated in the order set forth above; plus

- a pro rata share of the surrender charge applicable to a partial reduction in an increase or in the original face amount.

New specification pages will be issued. These pages will include the following information:

-     the effective date of the decrease;

-     the amount of the decrease and the benefit remaining in force;

-     the revised surrender charge;

-     the revised minimum monthly factor, if any; and

-     the new guideline premiums.

The policy value will be reduced in the same proportion as the reduction in the death benefit. Riders will continue in force.

First to Die Policy--The following provisions apply if this rider is attached to a First to Die Flexible Premium Adjustable Life Insurance Policy: The "insured" shall mean the first insured to qualify for benefits under this rider. No additional living benefits will be provided if other insureds qualify prior to the death of the first insured to die. If the first to die under the policy is not the first insured to qualify under this rider. The net death benefit as adjusted by this rider will be paid to the beneficiary of the policy and payment of the living benefit will continue as provided in this rider.

Exclusion--No benefit will be paid under this rider if a claim results, directly or indirectly, from a suicide attempt or a self-inflicted injury (while sane or insane) for any period during which a suicide exclusion is applicable.

Termination--This endorsement will terminate on the first to occur of:

-     the end of the grace period of a premium in default; or

-     the termination or maturity of the policy while the insured is alive; or

-     at any time on your written request.

General--The specification pages (page 3 or 3.1 of the policy) will show the date of issue of this rider.

The living benefit will be made available to you on a voluntary basis only.
Accordingly:

(a) If you are required by law to exercise this option to satisfy the claim of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit.

(b) If you are required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.

Except as otherwise provided, all conditions and provisions of the policy apply to this endorsement.

                    Signed for the Company at Dover, Delaware


    /s/ [Illegible]                       /s/ Richard M. Reilly
        Secretary                             President


Form 1089-95                           3

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

============================ Waiver Of Payment Rider ===========================

This rider is a part of the policy to which it is attached if it is shown in the specification pages of the policy. The insured under the policy is the insured under this rider.

Benefit--While the insured is totally disabled, we will add to the policy value the waiver of payment benefit. This benefit is the larger of:

-     the amount shown in the specifications page; or

- the minimum monthly payment for the face amount covered by this rider during a period when the minimum monthly payment applies; or

- the monthly insurance protection charges applicable to the face amounts and other riders covered by this rider.

The waiver of payment benefit is subject to:

-     our receipt of due proof of such total disability; and

-     evidence the total disability:

      -     began while this rider was in force; and

      -     began before the policy anniversary nearest age 65; and

      -     has continued for at least 4 months; and

-     the other terms and conditions of this rider.

The benefit will begin with the policy month following the date total disability begins or the policy anniversary nearest age 5, if later. The benefit will not be provided for any period more than one year prior to the date we receive written notice of claim. We will credit the policy value with any benefit which applies to the time during which benefits are payable.

Each monthly benefit will be allocated in accordance with the payment allocation in effect on the date each benefit is credited to the policy value.

If the insured's total disability occurs before the policy anniversary nearest age 60, the benefit will end when total disability ends. If the total disability occurs on or after the policy anniversary nearest age 60, the benefit will continue during such total disability but not beyond the policy anniversary nearest age 65 or two years, whichever is longer. Benefits will cease on the next monthly processing date following the end of a period of total disability.

Definitions of Total Disability--Total disability means the insured is unable to engage in an occupation as a result of disease or bodily injury. "Occupation" means attendance at school if the insured is not old enough to legally end his or her formal education. Otherwise "occupation" means:

- during the first 60 months of disability, the occupation of the insured when such disability began; and

- thereafter, any occupation for which the insured is or becomes reasonably fitted by training, education or experience.

Total loss of the following as a result of disease or bodily injury shall be deemed total disability:

-     speech;

-     hearing in both ears; or

-     the sight of both eyes; or

-     the use of both hands; or

-     the use of both feet; or

-     the use of one hand and one foot.

Risks Not Covered--No benefit will be provided if total disability results, directly or indirectly, from:

- an act of war, whether such war is declared or undeclared, and the insured is a member of the armed forces of a country or combination of countries; or

- any bodily injury occurring or disease first manifesting itself prior to the date of issue of this rider. However, no claim for total disability commencing after two years from the date of issue will be denied on the ground that the disease or impairment not excluded from coverage by name or specific description existed prior to the date of issue of this rider.


Form 1086-94                         (over)

Notice and Proof of Claim--Written notice of claim must be sent to our Principal
Office:

-     during the lifetime of the insured; and

-     while the insured is totally disabled; and

-     not later than 12 months after this rider terminates.

Proof of claim must be sent to our Principal Office within 6 months of the notice of claim. Failure to give notice and proof within the time required will not void or reduce any claim if it can be shown that notice and proof were given as soon as was reasonably possible.

Proof of continued total disability must be furnished at our request. Failure to do so will end the benefit. Such proof will include an authorization to disclose facts concerning the insured's health, and may include medical exams of the insured conducted by physicians chosen by us. Such medical exams will be at our expense. After total disability has continued for 24 months, proof will not be required more than once a year, nor after the policy anniversary nearest age 65.

Benefit Changes--The benefit may be changed on written request. Any increase is subject to:

-     evidence of insurability;

- the insured must be under age 60 and insurable according to our underwriting rules; and

- payment to us of the amount needed to keep the policy in force if the surrender value is less than all charges due on the policy.

No increases, when added to the existing benefit, shall exceed the following limits:

---------------------------------------------------
             Maximum Benefit Table
---------------------------------------------------
                       Monthly Benefit
         Attained        Per $1,000
           Age           Face Amount
---------------------------------------------------
           0-19            $1.00
          20-29             1.25
          30-39             2.00
          40-49             3.00
          50-54             4.00
      55 and above          5.50
---------------------------------------------------

The waiver of premium benefit will be reduced if it exceeds the maximum benefit after the face amount of the policy is reduced. The monthly benefit may not exceed the amount shown in the Maximum Benefit Table.

The effective date of the changed benefit will be the first monthly processing date on or after the date all conditions are met. The changed benefit will be shown in a supplementary specifications page. The charges for an increased benefit will be shown in a Supplemental Insurance Protection Charge Table if the insured's underwriting class changes.

Incontestability--Except for failure to pay the monthly insurance protection charges, this rider cannot be contested after the end of the following time periods:

- the initial benefit cannot be contested after the rider has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from the date of issue; and

- an increase in the benefit cannot be contested after the increased benefit has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from its effective date.

Termination--This rider will terminate on the first to occur of:

-     the end of the grace period of a premium in default; or

-     the termination or maturity of the policy; or

- the day before the policy anniversary nearest age 65, except as provided in the Benefit provision; or

-     the end of the policy month following a request for termination.

Rider Charge--Charges for this rider are paid as a part of the monthly insurance protection charges due under the policy.

The monthly charge is the waiver charge shown in the Insurance Protection Charge Table multiplied by the greater of:

- the monthly insurance protection charges applicable to the face amount and other riders covered by this rider; or

-     one-half of the waiver of payment benefit shown in specifications page.


Form 1086-94

General--The specifications page (page 3 of the policy) will show the date of issue of this rider.

When an increase in face amount or an additional rider is applied for, waiver of payment coverage must also be requested. We reserve the right to decline issuance of the waiver of payment coverage for the increased face amount or additional rider benefit.

If total disability begins during the grace period of a past due premium, such a premium will be payable.

The waiver of payment benefit will not reduce any amount payable under the policy.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                   Signed for the Company at Dover, Delaware.


    /s/ [Illegible]                       /s/ Richard M. Reilly
        Secretary                             President


Form 1086-94

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

========================= Guaranteed Insurability Rider ========================

This rider is a part of the policy to which it is attached if it is shown in the specifications pages of the policy. The insured under the policy is the insured under this rider.

Benefit--On each option date you may increase the face amount of insurance without evidence of insurability if written request is made:

-     during the lifetime of the insured;
-     while this rider and policy are in force; and
-     subject to the terms of this rider.

Option Dates--The first option date for this rider is shown in the specifications pages of the policy. Option dates will then occur on every second anniversary of the first option date until the policy anniversary nearest age 40 or until the fifth option date, whichever is later.

Exercise of Increase Option--Options may be exercised on the life of the insured not earlier than 60 days prior to, nor later than 31 days after an option date. The specifications page of the policy shows the "option amount" and the "total option amount". The total option amount is the maximum aggregate face amount of insurance which may be purchased through this rider. Each time the option to increase the face amount of insurance is exercised, the total option amount is reduced by the amount of the insurance purchased. The face amount which may be purchased at one time may not exceed the option amount or the total amount remaining, if less. The increased face amount may not be less than $10,000.

The insurance protection charges for the increased face amount will be calculated in the same manner as these charges for other increases in the face amount. The guaranteed insurance protection charges will not exceed the guaranteed charges in effect on the date of issue of this rider.

Supplemental specifications pages will be issued. They will include the following information:

-     the effective date of the increased face amount;
-     the amount of the increase; and
-     the surrender charge.

The supplemental specifications pages will also show a new minimum monthly payment and new guideline premiums which will apply to the entire policy. There is no administrative charge for the exercise of this option.

If the surrender value on the date of issue of an increase is less than the insurance protection charges due on the policy you must pay the grace period premium to us.

The effective date of the increased face amount will be the monthly processing date following the date of the written request. If the insured dies after the date of the written request and before the increased face amount takes effect, we will refund any premium paid to exercise this option.

The time periods in the suicide and incontestable clauses for the increased face amount will be measured from the date of issue of this rider.

Waiver of Payments--If this policy contains a waiver of payment rider on the effective date of the increased face amount, the waiver of payment benefit may be increased without evidence of insurability. If waiver of payment benefits are being paid on the increase date, the increased benefit will become payable on the increase date.

If on the effective date of an increase the waiver or payment benefit is designated in the specification pages as the monthly insurance protection charges, this benefit will be increased by the insurance protection charges for the increased face amount.

If the waiver of payment benefit on an increase date is shown in the specification page as dollar amount, this benefit will be increased by the smaller of:

- the waiver of payment benefit on the option date minus 1/12 of the sum of the payments made by you over the last 12 policy months.
-     the amount shown in the waiver of payment benefit table.

---------------------------------------------------
     Waiver of Premium Benefit Table
---------------------------------------------------
                    Monthly Benefit
     Attained     Increase Per $1,000
       Ages      Face Amount Increased:*
---------------------------------------------------
       18-19             $ .50
       20-29               .63
       30-39              1.00
       40-49              1.50
       50-54              2.00
       55-59              2.75
---------------------------------------------------

* In no event may the waiver of payment
benefit be increased to exceed the
monthly equivalent of the periodic payment.
---------------------------------------------------


Form 1087-95                         (Over)

Incontestability--Except for failure to pay the monthly insurance protection charge, this rider cannot be contested after it has been in force for two years from its date of issue and the insured is alive.

Termination--This rider will terminate on the first to occur of:

-     the end of the grace period of a premium in default; or

-     the end of the policy month following a request for termination; or

-     the last option date; or

- the date of issue of an increase which, when added to the sum of all prior increases under this rider, reduces the total option amount remaining to less than $10,000.

General--The specification pages (page 3 or 3.1 of the policy) will show for this rider:

-     the date of issue;

-     the first option date;

-     the option amount; and

-     the total option amount.

Except as otherwise provided, any additional benefits or riders will not be added or increased without the our prior consent.

Reinstatement of this rider will not revive any option date which occurred during the period of lapse.

Charges for this rider are payable as a part of the monthly insurance protection charges due under this policy, The monthly insurance protection charge for this rider is shown on page 5 or 5.1 of the policy.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                   Signed for the Company at Dover, Delaware.


    /s/ [Illegible]                       /s/ Richard M. Reilly
        Secretary                             President


Form 1087-95

            ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

===================== Life Insurance Exchange Option Rider =====================

This rider is a part of the policy to which it is attached if it is listed in the specifications pages of the policy. The consideration for this rider is the premium shown in the specification pages. The insured under this policy is the insured under this rider. The successor insured will be the person named in the application when the exchange option is exercised.

Exchange Option Benefit--While this rider is in force, you may exchange the existing policy for a new policy of life insurance on the life of the successor insured subject to the provisions and conditions of this rider.

Definitions--"Existing policy" means the policy to which this rider is attached insuring the life of the insured.

"New policy" means the policy insuring the life of the successor insured.

Exercise of the Option--To exercise the exchange option you and the successor insured must complete the application and provide us with the following:

-     evidence of insurability;

-     the successor insured must be under age 76;

- the successor insured must be approved by us according to our underwriting rules;

-     proof you have an insurable interest in the successor insured;

- written consent of the exchange by all assignees and irrevocable beneficiaries, if any, of this policy;

-     payment of the amount required, if any, by this rider, and

-     surrender of the existing policy.

If the successor insured is not approved, we will return to you any amounts paid and the existing policy and this rider will remain in force.

Exchange Date--The exchange date will be the monthly processing date following the later of:

(a)   the date we receive your payment of any amount due for the exchange; and

(b)   the date we approve the successor insured for the new policy.

Insurance provided by the existing policy shall terminate at the end of the day preceding the exchange date. Insurance on the life of the successor insured will begin on the exchange date. No death benefit will be paid if the successor insured dies on or after the date of the application for the new policy and before the exchange date. Instead, we will refund the amount paid on the new policy.

Required Payment or Adjustment--If the exchange date is within one year of the date of issue of the existing policy or any increase in the face amount, a premium adjustment may be made. If the minimum monthly payment for the new policy exceeds the minimum monthly payment for the existing policy, you must pay the excess.

You must also pay the insurance protection charges for two months if the surrender value is not large enough to pay such charges on the exchange date for the successor insured.

After the first anniversary, the surrender value of the new policy on its date of issue may not exceed the surrender value of this policy on the date of exchange.

Any outstanding debt under the existing policy will be transferred to the new policy; however, if the outstanding debt is greater than the loan value of the new policy, the excess must be repaid to the Company before the exchange date.

New Policy Description--The date of issue of the new policy will be the later of the date of issue of the existing policy and the policy anniversary following the successor insured's date of birth. The time periods in the suicide and incontestability provisions will be measured from the exchange date.


Form 1090-95                         (Over)

The new policy will be a flexible premium adjustable life insurance policy. The insurance protection charges will be based on the rates in use on the date of issue of the new policy for the successor insured's underwriting class on the exchange date.

The face amount of the new policy may not be less than the our published minimum issue limits nor greater than the face amount of the existing policy.

We may decline to include in the new policy any riders. Charges for riders included in the new policy will be at the rates in use on the exchange date for the successor insured's underwriting class.

Termination--This rider will terminate on the first to occur of:

- the expiration of the grace period of any premium in default under the existing policy, or

-     termination or maturity of this policy, or

-     upon written your request, or

- the date before the policy anniversary nearest the insured's 70th birthday, or

-     exercise of this exchange option.

General--Except as otherwise provided, all of the provisions and conditions of the existing policy apply to this rider.

IN WITNESS WHEREOF, we have, by our President and Secretary, executed this rider at Worcester, Massachusetts, on the date of issue of this rider.


    /s/ [Illegible]                       /s/ Richard M. Reilly
        Secretary                             President


Form 1090-95